EX-99.1

Professional Diversity Network, Inc. Announces
Regaining Compliance with Nasdaq Minimum Bid Price Requirement

FOR IMMEDIATE RELEASE

CHICAGO, September 30, 2026 — Professional Diversity Network, Inc. (NASDAQ: IPDN) (the “Company”) today announced that it has received written notification from The Nasdaq Stock Market LLC (“Nasdaq”) confirming that the Company has regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

As previously disclosed, on June 5, 2026, Nasdaq notified the Company that the closing bid price of its common stock had been below $1.00 per share for 30 consecutive business days and that the Company therefore did not satisfy the Minimum Bid Price Requirement.

Following the Company’s previously announced reverse stock split, the closing bid price of the Company’s common stock remained at or above $1.00 per share for 10 consecutive business days, from September 14, 2026 through September 25, 2026.

On September 28, 2026, Nasdaq notified the Company that it had regained compliance with the Minimum Bid Price Requirement and that the matter is now closed.

About Professional Diversity Network, Inc.

Professional Diversity Network, Inc. is a technology holding company operating businesses across workforce solutions, remote talent, and artificial intelligence. Through its operating platforms and strategic initiatives, the Company seeks to connect talent, technology, and opportunity while developing new technology-driven businesses designed to create long-term shareholder value.

With the formation of PDN Intelligence, the Company intends to explore potential expansion into artificial intelligence infrastructure and GPU-powered computing.

For more information, please visit www.ipdn.com.

Investor Contact

Professional Diversity Network, Inc.
Email: investors@ipdn.com
Website: www.ipdn.com